EXHIBIT 5.1.1
OPINION OF MUNGER, TOLLES & OLSON LLP
LEGALITY OF SECURITIES
October 27, 2006
Countrywide Financial Corporation
4500 Park Granada
Calabasas, CA 91302

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-131707-01).
Ladies and Gentlemen:
     We have acted as counsel to Countrywide Financial Corporation, a Delaware corporation (“CFC”) and Countrywide Capital V, Countrywide Capital VI, Countrywide Capital VII, Countrywide Capital VIII and Countrywide Capital IX (together, the “Trusts”) in connection with the Post-Effective Amendment No 1. to Registration Statement on Form S-3 (No. 333-131707-01) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register for sale, from time to time, additional junior subordinated debentures of CFC (the “CFC Debentures”) and additional preferred securities guarantees by CFC (the “Preferred Securities Guarantees”) pursuant to Rule 413(b) under the Securities Act of 1933, as amended. The CFC Debentures and the Preferred Securities Guarantees are referred to herein as the “Securities.” The CFC Debentures will be issued under the form of Indenture relating to Junior Subordinated Debentures, presently undated (the “CFC Debenture Indenture”), among CFC and The Bank of New York, as trustee (the “Debt Trustee”). The Preferred Securities Guarantees will be issued under the form of Preferred Securities Guarantee, presently undated, among CFC and The Bank of New York as trustee (the “Preferred Guarantee Trustee”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.
     Based upon foregoing, we are of the opinion that:
     1. For CFC Debentures issued pursuant to the CFC Debenture Indenture, when CFC and the Debt Trustee execute and deliver the CFC Debenture Indenture, the specific terms of the particular CFC Debentures have been duly authorized and established in accordance with the CFC Debenture Indenture, and such CFC Debentures have been duly authorized, executed, authenticated, issued and delivered in accordance with the CFC Debenture Indenture, against payment therefor or upon exchange in accordance with the applicable underwriting or other agreement, such CFC Debenture Indenture will constitute the valid and binding obligations of CFC, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
     2. When CFC and the Preferred Guarantee Trustee each executes and delivers the Preferred Securities Guarantee, the Preferred Securities Guarantee will constitute the valid and binding obligation of CFC, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
     In connection with the opinions expressed above, we have assumed that, at or prior to the time of delivery of any such Security, (a) the Board of Directors shall have duly established the terms of such Security and duly authorized the issuance and sale of such Security, in accordance with Delaware law in the case of CFC and such authorization shall not have been modified or rescinded; (b) the Registration Statement shall be automatically effective and such effectiveness shall not have been terminated or rescinded; (c) the applicable Indenture, if any, shall have been duly authorized, executed and delivered by CFC in accordance with applicable law and the applicable Trustee and shall have been qualified under the Trust Indenture Act of 1939, as amended; (d) the applicable Indenture has been duly authorized, executed and delivered by the applicable Trustee and constitutes the legal, valid and binding obligation of such Trustee, enforceable against such Trustee in accordance with its terms; (e) the Preferred Securities Guarantee shall have been duly authorized, executed and delivered by CFC and the Preferred Guarantee Trustee in accordance with applicable law; and (h) there will not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that none of the terms of any Security to be established subsequent to the date hereof, nor the issuance and delivery of such Security, nor the compliance by CFC or any of the Trusts, as the case may be, with the terms of such Security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon CFC or any of the Trusts, as the case may be, or any restriction imposed by any court or governmental body having jurisdiction over CFC or any of the Trusts, as the case may be.
     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our name in the Registration Statement and the related Prospectuses and Prospectus Supplements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
/s/ MUNGER, TOLLES & OLSON LLP